                           SPINNAKER INDUSTRIES, INC.

                        600 N. PEARL STREET, SUITE 2160
                              DALLAS, TEXAS 75201

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 6, 1996

                            ------------------------

                                                                    May 17, 1996

To the Stockholders of
SPINNAKER INDUSTRIES, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Spinnaker Industries, Inc., a Delaware corporation, will be held in the Somerset Room, Le Meridien Hotel Dallas, 650 North Pearl Street, Dallas, Texas 75201 on Thursday, June 6, 1996, at 1:00 P.M. Dallas time for the following purposes:

    1. To elect seven (7) directors to serve until the next Annual Meeting of Stockholders and until their successors are elected.

    2. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

   THE BOARD OF DIRECTORS HAS FIXED THE CLOSE OF BUSINESS ON APRIL 15, 1996, AS THE RECORD DATE FOR THE DETERMINATION OF STOCKHOLDERS ENTITLED TO NOTICE OF, AND TO VOTE AT, THE ANNUAL MEETING AND ANY ADJOURNMENTS THEREOF. IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING, BUT WISH YOUR SHARES TO BE VOTED, PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE POSTAGE PAID ENCLOSED ENVELOPE IN ORDER THAT YOUR SHARES OF COMMON STOCK MAY BE REPRESENTED AT THE ANNUAL MEETING.

                                           By Order of the Board of Directors,

                                                      JAMES W. TOMAN
                                                   ASSISTANT SECRETARY

                           SPINNAKER INDUSTRIES, INC.

                        600 N. PEARL STREET, SUITE 2160
                              DALLAS, TEXAS 75201

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

    This Proxy Statement is furnished by the Board of Directors of Spinnaker Industries, Inc., a Delaware corporation (the "Corporation"), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held in the Somerset Room, Le Meridien Hotel Dallas, 650 North Pearl Street, Dallas, Texas 75201 on Thursday, June 6, 1996, at 1:00 p.m. Dallas time and at any adjournments thereof (the "Annual Meeting"). This Proxy Statement with the accompanying Proxy are first being mailed to stockholders on or about May 17, 1996.

    The purpose and business of the meeting is:

    (1) to elect seven (7) directors to serve until the next Annual Meeting; and

    (2) to transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

    Only stockholders of record at the close of business on April 15, 1996, will be entitled to vote at the Annual Meeting. As of the close of business on such date, there were outstanding and entitled to vote 2,903,170 shares of Common Stock. Each share of Common Stock is entitled to one vote. Where a specific designation is given in the Proxy with respect to the vote on the directors, the Proxy will be voted in accordance with such designation. If no such designation is made, the Proxy will be voted FOR the nominees for directors named in this Proxy Statement. Any stockholder giving a Proxy may revoke it at any time before it is voted at the Annual Meeting by delivering to the Secretary of the Corporation a written notice of revocation or duly executed Proxy bearing a later date or by appearing at the Annual Meeting and revoking his or her Proxy and voting in person.

                             ELECTION OF DIRECTORS

    Seven directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of Stockholders and until their respective successors are elected. Except where authority to vote for directors has been withheld, it is intended that the proxies received pursuant to this solicitation will be voted FOR the nominees named. If for any reason any such nominee is not available for election, such proxies will be voted in favor of the remaining named nominees and may be voted for substitute nominees in place of those who are not candidates. Management, however, has no reason to expect that any of the nominees will be unavailable for election.

    The Bylaws of the Corporation provide that the Board of Directors shall consist of not less than three and no more than nine members and that vacancies on the Board of Directors and newly-created directorships may be filled by the Board of Directors at any meeting. Messrs. Boyle, Fleming and Rhein have served as directors since the last annual meeting held on May 16, 1996. Mr. Michael J. Small resigned from the Board in September 1995, and Mario J. Gabelli was elected to the Board during the same month. Robert E. Dolan, Anthonie C. van Ekris and Philip Wm. Colburn were elected to the Board in November 1995, December 1995 and March 1996, respectively.

    The election of directors shall be determined by the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the meeting and entitled to vote. An automated system administered by the Corporation's transfer agent tabulates the votes. Pursuant to the Delaware General Corporation Law and the Bylaws of the Corporation, shares held by persons who abstain from voting on a proposal will be counted in determining whether a quorum is present, but will not be counted as voting either for or against such proposal. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Lynch Manufacturing Corporation ("LMC"), a wholly-owned subsidiary of Lynch Corporation, is the holder of 77.8% of the Common Stock and is obligated to vote its shares in favor of the nominees set forth below. Nominations to the Board are subject to the terms of a voting agreement among the Corporation, LMC and Boyle, Fleming, George & Co., Inc. ("BFI"), an affiliate of Richard J. Boyle and Ned N. Fleming, III, the Chairman and Chief Executive Officers and President of the Corporation, respectively, pursuant to which BFI nominates one director and LMC nominates the rest of the Board. Messrs. Boyle, Colburn, Dolan, Gabelli, Rhein and van Ekris are the persons nominated by LMC and Mr. Fleming is the person nominated by BFI. See "Certain Transactions".

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

    The following information has been furnished to the Corporation by the nominees for director and by the non-director executive officers:

RICHARD J. BOYLE

    Mr. Boyle, age 61, has been a director and Chairman and Chief Executive Officer of the Corporation since June 1994. He also has served as a Managing Director of Boyle, Fleming, George & Co., Inc., an investment and management firm, since 1993. From 1990 to 1992, he was President and Chief Executive Officer of LTV Aerospace and Defense Company, a manufacturer of aircraft, missiles and specialty vehicles. He was Corporate Vice President, Marketing and Business Development of Honeywell Inc., a provider of products and systems for the industrial, building, space and marine markets from 1987 to 1990. Mr. Boyle is a director of Key Bank of Washington and several privately-held companies.

NED N. FLEMING, III

    Mr. Fleming, age 35, became a member of the Board of Directors and President of the Corporation in June 1994. In addition, Mr. Fleming is a Managing Director of Boyle, Fleming, George & Co., Inc., a position he has held since 1993. From 1988 to 1993, he was an Associate at Cardinal Investment Company, Inc., an investment concern. Mr. Fleming serves on the board of directors of several privately-held corporations.

ROBERT E. DOLAN

    Mr. Dolan, age 44,  became a director of  the Corporation in November  1995.
Since February 1992, he has been the Chief Financial Officer of Lynch Corporation, and its Controller since May 1990. From 1984 until 1989, Mr. Dolan was the Corporate Controller of Plessy North America Corporation, formerly the United States subsidiary of a United Kingdom defense electronics/telecommunications company.

PHILIP WM. COLBURN

    Mr. Colburn, age 67, elected to the Board in March 1996, has been the Chairman of The Allen Group, Inc., a manufacturer of telecommunications products, since 1988. From 1988 through 1991, he was also the Chief Executive Officer of The Allen Group, Inc. Mr. Colburn is on the boards of directors of The Allen Group, Inc., Superior Industries, Inc., Earl Scheib, Inc., and TransPro, Inc.

MARIO J. GABELLI

    Mr. Gabelli, age 53, is the Chairman and Chief Executive Officer of Lynch Corporation and the Chairman and Chief Executive Officer of Gabelli Funds, Inc, successor to The Gabelli Group, Inc., an investment advisor and holding company for subsidiaries engaged in various aspects of the securities business, positions he has held for more than the past five years. Mr. Gabelli also is Chairman, President and Chief Investment Officer of Gabelli Capital Series Funds, Inc.(since 1994), The Gabelli Global Multimedia Trust, Inc. (since 1994), Gabelli Gold Fund, Inc. (since 1994), Gabelli Global Series Funds, Inc. (since
1993), Gabelli Investor Funds, Inc. (since 1993), Gabelli Equity Series Funds, Inc. (since 1991), The Gabelli Value Fund, Inc. (since 1989), The Gabelli Series Funds, Inc. (since 1989), and The Gabelli Equity Trust Inc. (since 1986). He is the Chairman of Gabelli International Growth Fund, Inc. (since 1994) and trustee of The Gabelli Money Market Funds (since 1992), The Gabelli Growth Fund (since
1987) and The Gabelli Asset Fund (since 1986). He was elected as a director of the Corporation in September 1995. Mr. Gabelli is a director of The Morgan Group, Inc., a transportation services concern and a subsidiary of Lynch Corporation.

JOSEPH P. RHEIN

    Mr. Rhein, age 69, and a director of the Corporation since 1992, has been a business consultant since 1989. From 1969 to 1989, he was Vice President of Finance of SPS Technologies, Inc., a diversified world-wide manufacturing company.

ANTHONIE C. VAN EKRIS

    Mr. van Ekris, age 61, was elected to the Board in December 1995. He is the Chairman and Chief Executive Officer of Balmac International, Inc., a New York based importer of coffee and cocoa and exporters of refrigeration equipment, a position he has held since 1991. Mr. van Ekris also serves as a director of Stahel (America), Inc. and Gabelli Funds, Inc.

    OTHER EXECUTIVE OFFICERS OF THE CORPORATION

K.C. CALDABAUGH

    Mr. Caldabaugh, age 49, has been the Chairman, Chief Executive Officer and President of Brown-Bridge Industries, Inc., the Corporations's 80.1% owned subsidiary, since September 1994. Prior to that time, he served in various management positions, including Senior Vice President and Chief Financial Officer, of LTV Corporation, a diversified manufacturing firm, from 1987 to 1993. Mr. Caldabaugh currently serves on the Board of Directors of Schweitzer-Mauduit International, Inc., and is also a member of the Board of Trustees of West Virginia Wesleyan College.

JOHN R. POWERS

    Mr. Powers, age 63, joined Central Products Company, a wholly-owned subsidiary of the Corporation acquired in October 1995, in 1979 and has been its President since 1981. Mr. Powers currently serves on the Board of Directors of Wisconsin Paper Group and the First National Bank of Menasha.

MARK R. MATTESON

    Mr. Matteson, age 32, became Vice President, Corporate Development of the Corporation in January 1995. During 1994, he was an Associate at Boyle, Fleming, George & Co., Inc. From 1992 to 1994, Mr. Matteson was a Managing Associate at George Group, Incorporated, a corporate re-engineering consulting firm. From 1990 to 1992, Mr. Matteson attended graduate business school at Georgetown University.

JAMES W. TOMAN

    Mr. Toman, age 44, has been Controller of the Corporation since January 1995. From 1991 to 1994, he was Chief Financial Officer of Entoleter, Inc., a wholly-owned subsidiary of the Corporation. Mr. Toman was Controller of Oxford Health Plans, Inc. from 1988 until 1991; and, from 1986 to 1988, Assistant Treasurer at Moore McCormack Resources, Inc.

                 OPERATION OF BOARD OF DIRECTORS AND COMMITTEES

    There were seven meetings of the Board of Directors during 1995.

    The Board of Directors has established one standing committee, the Audit Committee, the principal duties of which are as follows: Recommends to the Board of Directors the appointment of independent auditors; reviews annual financial reports to stockholders prior to their publication; reviews the report by the independent auditors concerning management procedures and policies; and determines whether the independent auditors have received satisfactory access to the Corporation's financial records and full cooperation of corporate personnel in connection with their audit of the Corporation's records. The Audit Committee met once during 1995. During 1995, all of the members of the Board served on the audit committee, with Mr. Rhein serving as its Chairman. Mr. Rhein and Mr. Dolan were appointed as the audit committee in February 1996.

    The Corporation does not have a nominating committee, compensation committee or executive committee. Nominations for directors and officers are considered by the entire Board of Directors.

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
    The entire Board of Directors considers matters relating to compensation. Mr. Robert E. Dolan and Mr. Mario J. Gabelli are executive officers of Lynch Corporation, which through LMC owns 77.8% of the Common Stock of the
Corporation. Messrs. Boyle and Fleming are executive officers of the Corporation, and Mr. Boyle served as a director of Lynch Corporation, and from August 1995 as a member of its executive compensation and benefits committee, until he resigned in January 1996.

    In June 1994, before Messrs. Boyle and Fleming became directors and executive officers of the Corporation, the Corporation entered into a management agreement with BFI, an entity affiliated with Richard J. Boyle, and Ned N. Fleming, III, whereby BFI and Messrs. Boyle and Fleming agreed to provide the Corporation with operations management, strategic planning, acquisition analysis and implementation, investment banking and financial advisory services and the supervision of the Corporation's financial reporting and regulatory obligations. Pursuant to the management agreement, Mr. Boyle became the Chairman of the Board and Chief Executive Officer and Mr. Fleming became the President of the Corporation and both were elected to the Board of Directors.

    The  management  agreement  has  an  initial  term  of  one  year,  and   is
automatically renewable for a term of one additional year unless either party gives notice of termination not less than 90 days before the end of the first anniversary of the agreement. Thereafter, the agreement is terminable on 90-day's notice by either party. Under the management agreement, BFI received an initial management fee of $200,000 per year, plus reimbursement of overhead and other expenses. In January 1996, the management fee was increased to $400,000. The Corporation has agreed to indemnify BFI and its affiliates against certain claims. During the term of the management agreement, BFI and Lynch have entered into a voting agreement whereby BFI nominates one director and Lynch nominates the rest of the Board. Messrs. Boyle, Dolan, Gabelli, Colburn, Rhein and van Ekris are the persons nominated by Lynch and Mr. Fleming is the nominee of BFI. See "Certain Transactions".

    Lynch Corporation has indicated that it intends to request the Board of Directors of the Corporation to give the 90-day notice of termination under the management agreement with the intent of having Messrs. Boyle and Fleming enter into employment arrangements.

                           COMPENSATION OF DIRECTORS

    The Corporation maintains, through Lynch Corporation, an insurance policy which provides for indemnification of each Director (and officer) against certain liabilities that each may incur in his capacity as such. Each Director, who is not also an officer of the Corporation or Lynch Corporation (owner through LMC of 77.8% of the Common Stock of the Corporation), receives a director's fee of

$850 for each Board or committee meeting the Director attends. Joseph P. Rhein, Philip W. Colburn and Anthonie C. van Ekris are the only directors eligible to be paid director's fees. Mr. Colburn and Lynch are parties to an advisory agreement. See "Certain Transactions."

    The Corporation is currently in the process of reviewing the compensation that is paid to Directors.

                             EXECUTIVE COMPENSATION

    The following table sets forth on an accrual basis for the two fiscal years ended December 31, 1995, the compensation paid to the Chief Executive Officer of the Corporation and the three other most highly compensated executive officers who earned more than $100,000.

                       SUMMARY COMPENSATION TABLE (1)(2)

                                                                                    OTHER ANNUAL         ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR       SALARY ($)       BONUS ($)     COMPENSATION ($)(4)  COMPENSATION ($)
- -----------------------------------  ---------  --------------  ---------------  -------------------  ----------------
Richard J. Boyle...................       1995        --   (3)        --   (3)           --                  --
  Chairman and Chief                      1994        --   (3)        --   (3)           --                  --
   Executive Officer (3)
Ned N. Fleming, III................       1995        --   (3)        --   (3)           --                  --
  President (3)                           1994        --   (3)        --   (3)           --                  --
K. C. Caldabaugh,                         1995  $   250,000           --             $     3,000       $   169,572(5)
  Chairman, Chief Executive Officer       1994        --   (6)        --                 --                  --
   and President of Brown-Bridge
   Industries, Inc. subsidiary (6)
John R. Powers.....................       1995  $   194,300(7)  $   194,300(7)(8)     $    11,500(7)   $     3,000(7)(9)
  President of Central Products
   Company subsidiary(7)

- ------------------------
(1) Neither the Chief Executive Officer nor any of the other three most highly compensated executive officer was employed by the Corporation before 1994.

(2) Except as noted, the Corporation does yet not maintain (1) any stock option or other similar compensation plan involving the issuance of Common Stock, or (2) any other long-term or incentive compensation arrangements.

(3) Mr. Boyle and Mr. Fleming were elected Chairman of the Board and Chief Executive officer, and President, respectively, in 1994, pursuant to the terms of a management agreement and other related agreements. They receive no salary from the Corporation, but under the management agreement BFI receives a management fee of $200,000 per year, plus the reimbursement of expenses. Effective January 1996, the management fee was increased to $400,000. See "Operations of the Board of Directors and Committees--Compensation Committee Interlocks and Insider Participation" and "Certain Transactions".

(4) Includes automobile allowances and club membership dues.

(5) Contribution to the Brown-Bridge Industries, Inc. 401(k) plan ($4,572) and expenses directly related to his relocation from Dallas, Texas to Troy, Ohio that were paid pursuant to an employment agreement ($165,000).

(6) Mr. Caldabaugh became Chairman, Chief Executive Officer and President of this subsidiary upon its acquisition by the Corporation in September 1994. As part of Mr. Caldabaugh's employment agreement, he did not commence to earn any salary until January 1995.

(7) Central Products Company, formerly a division of Alco Standard Corporation, was acquired in October 1995. Mr. Powers, who ran the division for the seller, continued as the President of

    Central Products Company following the acquisition. Includes $145,725 of Salary, $194,300 of Bonus, $9,625 in Other Annual Compensation and $3,000 in All Other Compensation that was paid by Alco Standard Corporation; thus 87% of the 1995 compensation was paid by the seller. From date of the purchase through year-end, the Corporation paid Mr. Powers $50,450 or 13% of his total 1995 compensation.

(8) Reflects a bonus paid to him by Alco Standard Corporation for services rendered during 1995. Pursuant to the acquisition agreement, the seller assumed and paid this bonus obligation.

(9) Contribution to the Central Products Company 401(k) plan.

    EMPLOYMENT AGREEMENT AND OTHER COMPENSATION ARRANGEMENTS
    Mr. Caldabaugh has an employment agreement with the Corporation's 80.1% owned Brown-Bridge Industries, Inc. ("Brown-Bridge") subsidiary that expires in September 1999. The agreement provides for an annual salary of $250,000, and severance pay equal to the average annual cash compensation received by him during the three fiscal years immediately preceding termination for any reason other than "just cause", or his death, disability or resignation. The agreement also granted to Mr. Caldabaugh options to purchase up to 55,000 shares of Brown-Bridge's common stock at various prices ranging between $7.16 and $14.69 per share. The options become exercisable (1) in cumulative installments of 11,000 shares each year if certain levels of profitability, as defined in the agreement, are met, or (2) seven years from the date of grant. The vesting of these options will be accelerated if (i) Mr. Caldabaugh's employment is terminated for any reason other than "just cause", or his death, disability or resignation, (ii) Brown-Bridge is sold and he ceases to be its chief executive officer or (iii) there is a change in control of Brown-Bridge. At April 15, 1996, 11,000 shares were vested. None of these options have been exercised. Brown-Bridge currently has one million shares outstanding. See "Certain Transactions".

                        REPORT ON EXECUTIVE COMPENSATION

    The Board of Directors is responsible for developing the Corporation's executive compensation policies and thus has functioned as the Corporation's compensation committee.

    Richard J. Boyle, the Chairman and Chief Executive Officer, and Ned N. Fleming, III, the President, are not paid any salaries from the Corporation, although the Corporation has entered into a management agreement with an entity affiliated with them. See "Operation of Board of Directors and Committees -- Compensation Committee Interlocks and Insider Participation" and "Certain Transactions". The amount of the original annual management fee paid under the agreement was negotiated in an arms length transaction between representatives of BFI and representatives of the Corporation prior to Messrs. Boyle and Fleming assuming their positions with the Corporation. The management agreement may be terminated by either party on 90-days notice. Mr. Boyle's and Mr. Fleming's performance and the amount of the management fee and any bonuses or other fees deemed appropriate is periodically reviewed and may be adjusted at the discretion of the Board.

    The Corporation's annual revenues have increased from approximately $6 million to approximately $250 million during their tenure. Thus, as a result of the increase in the scope, size and complexity of the operations of the Corporation and the acquisition of Central Products Company, the Board approved an increase in the annual management fee from $200,000 to $400,000 effective January 1, 1996.

    The Board is also ultimately responsible for compensation paid to the other executive officers but has charged Mr. Boyle and Mr. Fleming with the responsibility for implementing and reviewing the specific compensation levels for particular individuals. As with Messrs. Boyle and Fleming, all other executive officers and their compensation levels are reviewed on an annual basis, subject to certain employment and other agreements. In conducting evaluations and determining executive compensation, the Corporation's objectives are to:

    - Support the achievement of desired Corporation performance.

    - Provide compensation that will attract and retain superior talent and reward performance.

    - Ensure that there is appropriate linkage between executive compensation and the enhancement of stockholder value.

    Executive compensation is designed to provide an overall level of compensation opportunity that is competitive with companies of comparable size, capitalization and complexity. Actual compensation levels, however, may be greater or less than average competitive levels based upon annual and long-term corporate performance and specific issues peculiar to the Corporation or its subsidiaries, as well as individual performance. Executive compensation is not necessarily determined by specific relationship to objective criteria or benchmarks of corporate performance. Compensation is set for each individual based on a subjective evaluation of the performance of the executive officer, and amounts paid are not subject to particular objective criteria or the attainment of specific results.

                                          Members of the Board of Directors

                                          Richard F Boyle, Chairman
                                          Ned N. Fleming, III
                                          Robert E. Dolan
                                          Mario J. Gabelli
                                          Philip Wm. Colburn
                                          Joseph P. Rhein
                                          Anthonie van Ekris

                             CORPORATE PERFORMANCE

    The following Performance Graph compares the Corporation's cumulative total stockholder return on its Common Stock for a five-year period (December 31, 1991 to December 31, 1995) with the cumulative total return of the NASDAQ market index (which includes the Corporation) and a peer group of companies described more fully below.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN *
            AMONG SPINNAKER, NASDAQ MARKET INDEX AND PEER GROUP * *

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           SPINNAKER IND   INDUSTRY INDEX   BROAD MARKET
1990               100.00          100.00          100.00
1991               100.00          122.09          128.38
1992                92.86          135.39          129.64
1993                89.29          144.77          155.50
1994               375.00          146.98          163.26
1995              2270.31          179.36          211.77

* Assumes $100 invested on December 31, 1991 in the Corporation's Common Stock, NASDAQ Market Index and the Peer Group. Total return assumes re-investment of dividends.

**    The  Peer  Group index  represents  SIC  Code 267  -  Converted  Paper and
    Paperboard Products (which includes Brown-Bridge, its 80.1% owned subsidiary, and Central Products Company, its wholly-owned subsidiary). This Peer Group consists of thirty-one companies which trade on the NASDAQ, American Stock Exchange or New York Stock Exchange.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    As of the close of business on April 15, 1996, the Corporation had 2,903,170 shares of Common Stock, no par value, issued and outstanding. The following table sets forth the number of shares of the Corporation's Common Stock (which is the only class of outstanding voting stock of the Corporation) held by persons known to the Corporation to own beneficially more than 5% of such Common Stock as of April 15, 1996. (For the purposes of reporting beneficial ownership herein, a person is considered the beneficial owner of the shares over which such person holds or shares voting or investment power, including the power to direct the disposition of such shares, or over which such a person can acquire such power within 60 days by, for example, the exercise of stock options or conversion of securities). The following information is reflected in Schedule 13Ds, as amended, that have been filed with the Securities and Exchange Commission or which has otherwise been furnished to the Corporation.

                                                                               AMOUNT OF
                                                                              BENEFICIAL        PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                           OWNERSHIP          CLASS
- ------------------------------------------------------------------------  -------------------  ------------
Lynch Manufacturing Corporation (1).....................................       2,259,063(1)         77.8%
  (a wholly-owned subsidiary of Lynch Corporation)
  100 Douglas Street
  Yankton, S.D. 57078
Boyle, Fleming, George & Co. Inc. (2)...................................         678,945(2)         20.0(4)
  600 N. Pearl Street, Suite 2160
  Dallas, Texas 75201
Alco Standard Corporation...............................................         172,430(3)          5.6(4)
  825 Duportail Road
  Chesterbrook, Wayne, Pennsylvania 19087

- ------------------------
(1) Mario J. Gabelli, of Corporate Center at Rye, Rye, New York, 10580, Chairman of the Board and Chief Executive Officer of Lynch Corporation, and certain family trusts own 52,200 shares (1.8%) of the Corporation's Common Stock. He may also be deemed to be a beneficial owner of the Corporation's Common Stock owned by Lynch Corporation, through LMC, by virtue of his and certain affiliated parties beneficial ownership of 24.9% of the shares of Common Stock of Lynch Corporation. Mr. Gabelli, however, specifically disclaims beneficial ownership of all shares of the Common Stock of the Corporation held by Lynch Corporation and LMC. All of these shares have been pledged by LMC to secure certain indebtedness of the Corporation. See "Certain Transactions".

(2) Includes 491,469 shares of Common Stock issuable upon the exercise of a warrant granted to BFI in June 1994, as adjusted for two 3 for 2 stock splits that occurred in December 1994 and December 1995. BFI, an investment and management firm, is an affiliate of Richard J. Boyle and Ned N. Fleming, III, the Chairman and Chief Executive Officer, and President, respectively, of the Corporation. Messrs. Boyle and Fleming may be deemed to share voting and dispositive power over these shares. All of these shares, all shares issuable upon exercise of the warrant and the warrant have been pledged to secure certain indebtedness of the Corporation and may be pledged to Lynch under certain circumstances. See "Certain Transactions".

(3) Shares of Common Stock issuable upon conversion of a portion of the principal of a subordinated convertible note, including accrued interest, scheduled to occur in May 1996. See "Certain Transactions".

(4) Determined in accordance with Rule 13d-3(d)(1)(i).

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth information concerning the beneficial ownership of the Common Stock of the Corporation and Lynch Corporation ("Lynch") by each director of the Corporation, as well as by all directors and executive officers of the Corporation as a group, as of April 15, 1996.

                                                                                     AMOUNT OF CORPORATION
                                                        AMOUNT OF LYNCH SHARES        SHARES BENEFICIALLY
                                                       BENEFICIALLY OWNED (1)(2)          OWNED (1)(2)
                                                      ---------------------------  --------------------------
                                                        NUMBER OF                    NUMBER OF
NAME                                                     SHARES        PERCENT        SHARES        PERCENT
- ----------------------------------------------------  -------------  ------------  -------------  -----------
Richard J. Boyle....................................       1,400          *           678,945(3)       20.0%
Ned N. Fleming, III.................................       --             --          678,945(3)       20.0
Philip Wm. Colburn..................................       --             --            --            --
Robert E. Dolan.....................................         235          *             1,225          *
Mario J. Gabelli....................................     346,905(4)       24.9(4)      52,200(5)        1.8
Anthonie C. van Ekris...............................       --             --            --            --
Joseph P. Rhein.....................................       --             --            2,250          *
All Directors and Officers of the Corporation as a
 Group (eleven persons, including those named
 above).............................................     348,540          25.1%       733,870(3)       21.6%

- ------------------------
*   Less than one percent.

(1) A person is considered to "beneficially own" the shares over which such person holds or shares voting power or investment power or over which such person can acquire such power within 60 days (for example, through the exercise of stock options or conversion of securities).

(2) Except as otherwise noted, each director and officer has sole voting and investment power with respect to the shares of Common Stock of the Corporation and Lynch.

(3) Includes 491,469 shares of Common Stock issuable upon the exercise of a warrant granted to BFI in June 1994, as adjusted for two 3 for 2 stock splits that occurred in December 1994 and December 1995. BFI, an investment and management firm, is an affiliate of Richard J. Boyle and Ned N. Fleming, III, the Chairman and Chief Executive Officer, and President, respectively, of the Corporation. Messrs. Boyle and Fleming may be deemed to share voting and dispositive power over these shares. All of the shares owned by BFI, all shares issuable upon exercise of the warrant and the warrant have been pledged to secure certain indebtedness of the Corporation and may be pledged to Lynch under certain circumstances. See "Security Ownership of Certain Beneficial Owners" and "Certain Transactions".

(4) Includes 256,905 shares owned directly by Mr. Gabelli (including 2,991 held for the benefit of Mr. Gabelli under the Corporation's 401(k) savings plan); 70,000 shares owned by a limited partnership in which Mr. Gabelli is the general partner and has a 20% interest; and 20,000 shares owned by certain family trusts. Mr. Gabelli disclaims beneficial ownership of the shares owned by the family trusts and the limited parnership (other than his 20% interest).

(5) Includes 15,300 shares held by certain family trusts. Mr. Gabelli disclaims beneficial ownership of such share.

                              CERTAIN TRANSACTIONS

    In June 1994, the Corporation and BFI also entered into a warrant purchase agreement, under which BFI received a warrant to purchase 678,945 shares of Common Stock of the Corporation for a price of $2.67 per share (as adjusted for the 3 for 2 stock splits that occurred in December 1994 and December 1995) at any time on or before June 10, 1999, in exchange for the Corporation's right to receive certain future fees and co-investment rights. As part of the warrant purchase agreement, BFI may also, on the occurrence of an equity offering by the Corporation, receive warrants to purchase additional shares of Common Stock of the Corporation. The agreement also grants certain registration rights to BFI and certain repurchase rights to the Corporation with respect to the warrants. In April 1996, BFI purchased 187,476 shares of Common Stock by a partial exercise of the warrant in connection with a financing transaction of the Corporation with one of its lenders. An agreement with the lender requires BFI to make further purchases of Common Stock under the Warrant if necessary to enable the Corporation to make its interest payments due to the lender. BFI has pledged its warrant, all of the shares of Common Stock owned by it, and any shares of Common Stock subsequently acquired by it, to secure the loans made by the lender to the Corporation and may be pledged to Lynch under certain circumstances.

    When the Corporation acquired, in September 1994, its 80.1% interest in Brown-Bridge Industries, Inc., an acquisition opportunity developed by BFI before entering into the management agreement, certain affiliates of BFI (including Messrs. Boyle and Fleming) and Lynch loaned the Corporation approximately $322,000 and $965,000, respectively, at an interest rate of 18% to help the Corporation fund its portion of the acquisition. These notes are due and payable on September 16, 1997.

    The minority stockholders of Brown-Bridge Industries, Inc., the Corporation's majority (80.1%) owned subsidiary, consist of Lynch, certain officers and employees of Brown-Bridge (including Mr. Caldabaugh), and certain affiliates of BFI (including Messrs. Boyle and Fleming), all of whom acquired their respective interests on the same terms and conditions as the Corporation. Certain of these minority stockholders (other than Lynch), including Messrs. Boyle, Fleming, Caldabaugh and Matteson, are parties to agreements whereby those persons can require Brown-Bridge or the Corporation to repurchase their stock, or at the Corporation's option, exchange their shares for shares of the Corporation at any time between September 1998 and September 2000 at 75% of the then fair market value of such Brown-Bridge shares.

    Brown-Bridge has retained the services of George Group, Incorporated, a consulting firm owned by Michael L. George, an affiliate of BFI and a 1% stockholder of Brown-Bridge, to assist in improving its operations and manufacturing processes. The fees for these services totaled $872,000 in 1995.

    Since 1989, the Corporation has had an agreement with Lynch, pursuant to which Lynch provides certain management, financial and other services to the Corporation. For 1995, the Corporation paid Lynch fees of $100,000.

    The Corporation and Lynch were parties to a tax-sharing agreement that provided for the Corporation to pay to Lynch the Corporation's share of Lynch's federal income tax liability. For 1995, the Corporation will pay Lynch approximately $350,000 under this agreement. The agreement was terminated in April 1996.

    In connection with Philip Colburn's election to the Board, Colburn and Lynch entered into an advisory agreement whereby he agreed to provide certain advisory services concerning the Corporation to Lynch and it agreed to pay him $50,000 per year, less the director's fees received by him from the Corporation, plus reimbursement of expenses. Lynch further agreed to indemnify Mr. Colburn to the extent permitted by law for his service as a director of the Corporation.

    In connection with the Corporation's acquisition of Central Products Company, Lynch guaranteed $25,000,000 of indebtedness of the Corporation and undertook certain other obligations. Under the terms of an agreement dated October 3, 1995, the Corporation agreed to pay Lynch a monthly fee equal to .5% of the principal amount guaranteed by Lynch and to reimburse Lynch for its expenses incurred in connection with this agreement. The Corporation accrued $750,000 in fees payable to Lynch under the agreement. The Lynch guarantee and this arrangement was terminated in April 1996. In connection with the refinancing transaction that terminated the guarantee, LCM has pledged all of its shares of Common Stock to secure the loans made to the Corporation by one of its lenders.

    In connection with the Corporation's acquisition of Central Products Company from Alco Standard Corporation ("Alco"), the seller provided two subordinated notes to the Company totaling $25,000,000 and the seller received the right to sell these notes back to the Corporation. In April 1996, the Company completed the refinancing of the two subordinated notes held by Alco. As part of the refinancing, the Corporation paid Alco $7,500,000 of which $5,500,000 was a principal payment, approximately $1,000,000 was related to accrued interest and $1,000,000 was applied toward the purchase price of a warehouse facility which the Corporation had a right to acquire as part of the original acquisition. The unpaid balance of the $25,000,000 notes were refinanced by the issuance of a new subordinated convertible promissory note in the aggregate principal amount of $20,250,000 to Alco (the "Alco Note"). The first $6,000,000 of principal (and the interest accrued on that principal) of the Alco Note will be converted automatically into approximately 172,430 shares (the "Initial Conversion Shares") of Common Stock in May 1996, unless Alco reasonably objects. The Corporation has agreed to engage an investment banker to assist Alco with a private sale of the Initial Conversion Shares. If a private sale cannot be effected on or before the end of June 1996, the Corporation is obligated to register the Initial Conversion Shares to enable Alco to sell the Initial Conversion Shares in the public market. The Corporation has agreed to pay Alco the difference between the net proceeds received by it upon the sale of the Initial Conversion Shares and $6,000,000. At Alco's option, the remaining principal amount of the Alco Note becomes convertible into Common Stock, at the then prevailing market price, commencing with an installment of $7,000,000 in April 1997 and the remaining balance in April 1998.

    Interest on the Alco Note is payable semiannually at an annual rate of 7%, or 9% if the Corporation elects to add the interest back into principal. The unconverted principal of the Alco Note will be due in two installments. The first installment of $7,000,000 will be due six months after the maturity date of certain indebtedness of the Corporation to one of its lenders (but not before April 5, 1997) and the balance will be due on the first anniversary of the payment date of the $7,000,000 installment. Alco has the right to demand immediate prepayment of the Alco Note if the Corporation successfully consummates certain subsequent financing transactions.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

    Representatives of Ernst & Young LLP, the independent accounting firm that audited the consolidated financial statements of the Corporation for the fiscal year ended December 31, 1995, are expected to be available at the Annual Meeting with the opportunity to make a statement if they desire to do so and to answer questions. Ernst & Young LLP has been re-selected as the Corporation's auditor for 1996.

                             STOCKHOLDER PROPOSALS

    Any stockholder proposal to be presented for action at the next meeting of stockholders pursuant to the provisions of Rule 14a-8, under the Securities Exchange Act of 1934, must be received at the Corporation's principal executive offices no later than January 15, 1997, for inclusion in the proxy statement and form of proxy relating to the 1997 Annual Meeting.

                                 MISCELLANEOUS

    The Board of Directors knows of no other matters which are likely to come before the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of Proxy to vote on such matters in accordance with their best judgment.

    The solicitation of proxies is made on behalf of the Board of Directors of the Corporation, and the cost thereof will be borne by the Corporation. The Corporation will also reimburse brokerage firms and nominees for their expenses in forwarding proxy material to beneficial owners of the Common Stock of the Corporation. In addition, officers and employees of the Corporation (none of whom will receive any compensation therefore in addition to their regular compensation) may solicit proxies. The solicitation will be made by mail and, in addition, may be made by telegrams, personal interviews, or telephone.

                                 ANNUAL REPORT

    The Corporation's Annual Report to Stockholders for the fiscal year ended December 31, 1995, is being sent to each stockholder. The Annual Report, however, is not to be regarded as part of the proxy soliciting material.

                                            By Order of the Board of Directors

                                                      JAMES W. TOMAN
                                                   ASSISTANT SECRETARY

DATED: May 14, 1996